                                                                   EXHIBIT 10.32

                                                                    CONFIDENTIAL

--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                  by and among

                      ENCAP ENERGY CAPITAL FUND III, L.P.,

                     ENCAP ENERGY CAPITAL FUND III-B, L.P.,

                     ENERGY CAPITAL INVESTMENT COMPANY PLC,

                          BOCP ENERGY PARTNERS, L.P.,

                               as the Purchasers,

                                      and

                         SOUTHERN MINERAL CORPORATION,

                                 as the Company

                           Dated as of July 20, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I
    DEFINITIONS...........................................................   1
 ARTICLE II
    PURCHASE AND SALE OF COMMON STOCK; CLOSING............................   6
    Section 2.1.   Purchase and Sale of Common Stock.....................    6
    Section 2.2.   Closing...............................................    6
 ARTICLE III
    REPRESENTATIONS AND WARRANTIES........................................   6
    Section 3.1.   Representations and Warranties of the Company.........    6
          (a)      Corporate Existence...................................    6
          (b)      Capitalization........................................    7
          (c)      Corporate Power and Authorization.....................    7
          (d)      Binding Obligation....................................    8
          (e)      No Violation..........................................    8
          (f)      Consents..............................................    9
          (g)      Financial Information.................................    9
          (h)      Legal Proceedings.....................................   10
          (i)      Exchange Act Reports..................................   10
          (j)      Information True and Correct..........................   10
          (k)      Fees and Commissions..................................   11
          (l)      Subsidiaries..........................................   11
          (m)      Shares................................................   12
          (n)      Tax Matters...........................................   12
          (o)      Compliance With Laws..................................   13
          (p)      Permits...............................................   13
          (q)      Agreements............................................   13
          (r)      Environmental Matters.................................   14
          (s)      ERISA.................................................   15
          (t)      Oil and Gas Properties................................   17
    Section 3.2.   Representations and Warranties of the Purchasers......   18
          (a)      Purchase for Investment...............................   18
          (b)      Power and Authorization...............................   19
          (c)      Binding Obligation....................................   19
          (d)      No Violation..........................................   20
          (e)      Consents..............................................   20
          (f)      Legal Proceedings.....................................   20
          (g)      Information True and Correct..........................   20
          (h)      Fees and Commissions..................................   21
          (i)      Sufficient Funds......................................   21
          (j)      Share Ownership.......................................   21
          (k)      Purchaser Representative..............................   21
 ARTICLE IV
    COVENANTS RELATING TO CONDUCT OF BUSINESS.............................  21
    Section 4.1.   Prudent Operations....................................   21
    Section 4.2.   Changes in Employment Arrangements....................   24
    Section 4.3.   Severance.............................................   24

                                                                            Page
                                                                            ----
 ARTICLE V
    ADDITIONAL AGREEMENTS..................................................  24
    Section 5.1.   Shareholder Approval...................................   24
    Section 5.2.   Solicitation of Bondholders............................   25
    Section 5.3.   SEC Filing Documents...................................   25
    Section 5.4.   No Solicitation........................................   26
    Section 5.5.   The Prepackaged Plan...................................   28
    Section 5.6.   Valid Issuance.........................................   28
    Section 5.7.   Confidentiality; Standstill............................   28
    Section 5.8.   Best Efforts...........................................   29
    Section 5.9.   Public Announcements...................................   29
    Section 5.10.  Notice of Certain Events...............................   29
    Section 5.11.  Liquidation Analysis...................................   30
    Section 5.12.  Director and Officer Insurance.........................   30
    Section 5.13.  Board Nominees.........................................   30
    Section 5.14.  Decisions on Behalf of the Purchasers..................   30
    Section 5.15.  Purchaser Warrants.....................................   30
    Section 5.16.  Further Assurances.....................................   31
 ARTICLE VI
    CONDITIONS TO CLOSING..................................................  31
    Section 6.1.   Purchasers' Conditions to Closing......................   31
          (a)      Representations and Warranties.........................   31
          (b)      Performance of Obligations.............................   31
          (c)      Legal Opinions.........................................   31
          (d)      Charter Documents and Bylaws...........................   32
          (e)      Shareholder Approval...................................   32
          (f)      Exchange Offer.........................................   32
          (g)      Registration Rights Agreement..........................   32
          (h)      No Adverse Action or Decision..........................   32
          (i)      Consents and Approvals.................................   32
          (j)      Board of Directors.....................................   32
          (k)      No Material Adverse Change.............................   33
          (l)      New Banking Arrangements...............................   33
    Section 6.2.   Company's Conditions to Closing........................   33
          (a)      Representations and Warranties.........................   33
          (b)      Performance of Obligations.............................   33
          (c)      Purchase of Shares.....................................   33
          (d)      Fairness Opinion.......................................   33
          (e)      Legal Opinion..........................................   33
          (f)      Shareholder Approval...................................   33
          (g)      Exchange Offer.........................................   34
          (h)      No Adverse Action or Decision..........................   34
          (i)      Consents and Approvals.................................   34
          (j)      New Banking Arrangements...............................   34
 ARTICLE VII
    TERMINATION............................................................  34
    Section 7.1.   Termination............................................   34
    Section 7.2.   Effect of Termination..................................   35

                                                                            Page
                                                                            ----
 ARTICLE VIII
    REMEDIES FOR BREACH OF THIS AGREEMENT..................................  35
    Section 8.1.   No Survival............................................   35
    Section 8.2.   Indemnification of Purchasers..........................   35
    Section 8.3.   Indemnification of Company.............................   35
    Section 8.4.   Defense of Third-Party Claims..........................   36
    Section 8.5.   Direct Claims..........................................   37
 ARTICLE IX
    FEES AND EXPENSES......................................................  37
    Section 9.1.   Commitment Fee.........................................   37
    Section 9.2.   Termination Fee........................................   37
    Section 9.3.   Reimbursement of Expenses..............................   38
 ARTICLE X
    MISCELLANEOUS..........................................................  38
    Section 10.1.  Amendment..............................................   38
    Section 10.2.  Extension; Waiver......................................   39
    Section 10.3.  Assignment.............................................   39
    Section 10.4.  Successors and Assigns; No Third Party.................   39
    Section 10.5.  Notices................................................   39
    Section 10.6.  Descriptive Headings...................................   39
    Section 10.7.  Governing Law..........................................   39
    Section 10.8.  Entire Agreement.......................................   39
    Section 10.9.  Severability...........................................   40
    Section 10.10. Counterparts...........................................   40
    Section 10.11. Disclosure Letter......................................   40
    Section 10.12. Consent to Jurisdiction; Waiver of Jury Trial..........   40
    Section 10.13. DTPA Waiver............................................   41
    Section 10.14. Disclaimer of Warranties...............................   41
    Section 10.15. Liability of Purchasers................................   42
    Section 10.16. Interpretation.........................................   42

ATTACHMENTS

 Schedule I --Allocation of Shares and Purchase Price
 Exhibit A  --Form of Charter Amendment
 Exhibit B  --Form of Registration Rights Agreement
 Exhibit C  --Form of Warrant

                            STOCK PURCHASE AGREEMENT

   This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of this 20th day of July, 1999, by and among EnCap Energy Capital Fund III, L.P., a Texas limited partnership, EnCap Energy Capital Fund III-B, L.P., a Texas limited partnership, Energy Capital Investment Company PLC, an English investment company, and BOCP Energy Partners, L.P., a Texas limited partnership (collectively, the "Purchasers" and individually, a "Purchaser"), and Southern Mineral Corporation, a Nevada corporation (the "Company").

                                   RECITALS:

   WHEREAS, the Company desires to restructure and recapitalize its financial structure, including certain of its outstanding indebtedness; and

   WHEREAS, in connection with such restructuring, the Purchasers desire to make a significant investment in the Company; and

   WHEREAS, to implement such investment, the Purchasers desire to purchase from the Company, and the Company desires to issue and sell to the Purchasers, subject to the terms and conditions set forth herein, an aggregate of 43,829,787 shares of Common Stock (as hereinafter defined) of the Company;

   NOW, THEREFORE, in consideration of the recitals and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

   For purposes of this Agreement, and in addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

   "Agreement" means this Stock Purchase Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

   "Applicable Environmental Laws" means any and all applicable laws pertaining to health, safety or the environment currently in effect in any and all jurisdictions in which the Company or the Subsidiaries have conducted operations or activities or owned or leased property, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Texas Water Code, the Texas Solid Waste Disposal Act, and other applicable environmental conservation or protection laws.

   "Bankruptcy Case" means the bankruptcy case that may be filed by the Company under Chapter 11 of the Bankruptcy Code pursuant to the terms hereof if the Exchange Offer Condition is not satisfied and the Bankruptcy Condition is satisfied.

   "Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C.
(S)101, et seq., as now in effect or hereafter amended.

   "Bankruptcy Condition" shall have the meaning set forth in Section 5.2(a) hereof.

   "Bankruptcy Court" shall mean, if the Bankruptcy Case is filed, the United States Bankruptcy Court in which the Bankruptcy Case is pending.

   "Business Day" shall mean any day which is not a Saturday, Sunday or day on which banks are authorized by law to close in the States of New York or Texas.

   "Charter Amendment" shall mean that amendment to the Company's Restated Articles of Incorporation in the form of Exhibit A hereto.

   "CIBC WM" shall mean CIBC World Markets Corp., financial advisor to the Company.

   "Closing" shall have the meaning set forth in Section 2.2 hereof.

   "Code" shall mean the Internal Revenue Code of 1986, as amended.

   "Common Stock" shall mean the Company's Common Stock, par value $.01 per share.

   "Company Disclosure Letter" shall mean the Disclosure Letter of the Company dated as of the date of this Agreement from the Company to the Purchaser Representative.

   "Company Indemnified Costs" shall mean any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Company Indemnified Parties incurs and that arise out of any breach by any of the Purchasers of any of its covenants or agreements under this Agreement or in any certificate, instrument or document delivered pursuant hereto, in each case to the extent such covenant or agreement survives the Closing.

   "Company Indemnified Parties" shall mean each of the Company and its Subsidiaries and their respective officers, directors, employees, shareholders and affiliates.

   "Confirmation Order" shall mean the final, nonappealable order entered by the Bankruptcy Court in the Bankruptcy Case confirming the Prepackaged Plan pursuant to Section 1129 of the Bankruptcy Code. The Confirmation Order shall provide, inter alia that (i) the sale of Common Stock contemplated by the Prepackaged Plan shall be free and clear of all liens, claims, interests, rights of others or encumbrances of any kind, (ii) an express finding that the Company and the Purchasers have acted in good faith, (iii) the Purchasers and their affiliates, representatives, employees, attorneys, and agents are released from any claims related to the Company and the Bankruptcy Case, and
(iv) the issuance of Common Stock under the Prepackaged Plan is exempt from registration under the Securities Act.

   "Convertible Debentures" shall mean the Company's 6.875% Convertible Subordinated Debentures due 2007.

   "ERISA" shall mean the Employee Retirement Income Security Act of 1976, as amended.

   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   "Exchange Act Reports" shall have the meaning set forth in Section 3.1(i) hereof.

   "Exchange Offer" shall mean the exchange of the Company's Convertible Debentures for the Exchange Offer Consideration, as described in Section 5.2 hereof.

   "Exchange Offer Condition" shall have the meaning set forth in Section 5.2(a) hereof.

   "Exchange Offer Consideration" shall have the meaning set forth in Section 5.2(a) hereof.

   "GAAP" shall mean U.S. generally accepted accounting principles consistently applied throughout the period or periods in question.

   "Governmental Authority" shall mean any foreign or domestic federal, state, county, municipal, or other governmental or regulatory authority, agency, board, body, commission, instrumentality or court or any political subdivision thereof.

   "Hazardous Material" shall mean any substance which is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any Applicable Environmental Laws.

   "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement or like instrument under the laws of any jurisdiction).

   "Material Adverse Change" or "Material Adverse Effect" shall mean any change, condition or effect (individually or in the aggregate), which is, or is reasonably likely to (a) be materially adverse to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevent or delay in any material respect the consummation of the transactions contemplated hereby; provided, however, that such terms shall not include (i) any adverse change or effect arising from changes in economic conditions generally or the world energy industry in particular, including those that might impact the energy market or commodity prices or the value of oil and gas assets, the risks of which changes hereby are expressly recognized by the Purchasers as an assumed risk of investing in the energy industry; (ii) any adverse change or effect resulting from the delisting of the Company's Common Stock from Nasdaq; (iii) any adverse change or effect resulting from any reverse stock split that the Company may effect with the Purchaser Representative's prior approval in order to maintain a listing on a securities exchange; or (iv) any adverse change or effect resulting from any announcement, proposal or approved modification of the Prepackaged Plan, the filing of the Bankruptcy Case, the operation of the Company's business in accordance with the Bankruptcy Code and any orders entered by the Bankruptcy Court in the Bankruptcy Case, the pendency of the Bankruptcy Case, or any actions taken by the Bankruptcy Court, or the failure of the Bankruptcy Court to authorize the Company to take any action, in the Bankruptcy Case, other than the appointment of a Trustee, the dismissal or conversion of the Bankruptcy Case or the failure to obtain the Confirmation Order on or before February 29, 2000.

   "Officer's Certificate" shall mean a certificate signed in the name of the delivering party, by its President, a Vice President, its Treasurer or other authorized officer of the delivering party.

   "Permits" shall mean all permits, licenses, franchises and authorizations of any Governmental Authority.

   "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company and a government or any department or agency thereof.

   "Prepackaged Plan" shall mean that certain "prepackaged" plan of reorganization substantially in the form approved by the Purchaser Representative as of the date hereof and included in the SEC Filing Documents, which plan is to be filed with the Bankruptcy Court in the event the Company commences the Bankruptcy Case, and shall include any modification of such plan, whether prior to or after its filing with the Bankruptcy Court.

   "Prior SEC Documents" shall have the meaning set forth in Section 3.1 hereof.

   "Proposal" shall have the meaning set forth in Section 5.4(a) hereof.

   "Proxy Statement/Prospectus" shall have the meaning set forth in Section
5.3 hereof.

   "Purchase Price" shall have the meaning set forth in Section 2.1 hereof.

   "Purchaser Disclosure Letter" shall mean the Disclosure Letter of the Purchasers dated as of the date of this Agreement from the Purchasers to the Company.

   "Purchaser Indemnified Costs" shall mean any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Purchaser Indemnified Parties incurs and that arise out of any breach by the Company of any of its covenants or agreements of the Company under this Agreement in any certificate, instrument or document delivered pursuant hereto, in each case to the extent such covenant or agreement survives the Closing.

   "Purchaser Indemnified Parties" shall mean the Purchasers, any partner, shareholder or other owner or affiliate thereof, and their respective officers, directors, employees or agents thereof, successors and permitted assigns.

   "Purchaser Representative" shall mean EnCap Investments L.L.C., a Delaware limited liability company, which is authorized to represent the Purchasers on all matters relating to this Agreement, as set forth in Section 5.14 hereto.

   "Registration Statement" shall have the meaning set forth in Section 5.3(a) hereof.

   "SEC Filing Documents" shall have the meaning set forth in Section 3.1(j) hereof.

   "Securities Act" shall mean the Securities Act of 1933, as amended.

   "Special Meeting" shall have the meaning set forth in Section 5.1 hereof.

   "Subsidiary" shall mean any corporation or similar entity a majority of the outstanding voting stock or other similar security which is owned, directly or indirectly, by the Company.

   "Substitute Purchaser" shall have the meaning set forth in Section 2.1 hereof.

   "Superior Proposal" shall have the meaning set forth in Section 5.4(c) hereof.

   "Taxes" shall mean all taxes, levies, imposts, duties, charges or withholdings, whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Authority, or in connection with any agreement with respect to Taxes, including all interest and penalties imposed with respect to such amounts, but excluding any federal or state royalty payments.

   "Tax Return" shall mean all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns, including any amendments thereto.

                                   ARTICLE II

                   PURCHASE AND SALE OF COMMON STOCK; CLOSING

   Section 2.1. Purchase and Sale of Common Stock. Subject to the terms and conditions set forth herein, the Company hereby agrees to issue and sell to the Purchasers, and each Purchaser hereby agrees to purchase from the Company, the number of shares of the Company's Common Stock set forth besides such Purchaser's name on Schedule I hereto, for an aggregate of 43,829,787 shares (collectively, the "Shares"), and to pay therefor the purchase price set forth beside such Purchaser's name on such Schedule for an aggregate purchase price of $20,600,000 (the "Purchase Price"). In the event any Purchaser fails to purchase its portion of the Shares, the Purchaser Representative shall use reasonable efforts to reallocate the Shares and the Purchase Price obligations of such defaulting Purchaser among the remaining Purchasers or to a third party purchaser (a "Substitute Purchaser"), which Substitute Purchaser must be approved by the Company in its sole discretion. Any Substitute Purchaser shall enter into an additional party counterpart to this Agreement accepting all of the obligations and liabilities hereunder and confirming all of the representations and warranties herein. The approval by the Company of a Substitute Purchaser shall in no way release a defaulting Purchaser from its obligations hereunder, nor act as a waiver of or otherwise prejudice any rights the Company may have against such defaulting Purchaser.

   Section 2.2. Closing. The purchase and delivery of the Shares shall take place at a closing (the "Closing") at the offices of King & Spalding, 1100 Louisiana, Suite 3300, Houston, Texas 77002, at 10:00 a.m., local time, on the latest of (i) the date of consummation or termination of the Exchange Offer or within five days after the entry of the Confirmation Order, (ii) the third Business Day following satisfaction or waiver of all of the conditions set forth in Article VI hereto, or (iii) on such other date or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, the Company will deliver the Shares in definitive form, and in such authorized denominations as the Purchasers may request (such request to be in writing and delivered to the Company at least forty-eight hours prior to the Closing), against receipt of the Purchase Price therefor by wire transfer of immediately available funds to the Company, or by such other payment method as is mutually agreed to by the Purchaser Representative and the Company.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

   Section 3.1. Representations and Warranties of the Company. The Company represents and warrants to the Purchasers that, except as set forth in the Company Disclosure Letter:

     (a) Corporate Existence. The Company is a corporation duly organized, legally existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its business as now being conducted. No actions or proceedings to dissolve the Company are pending. The Company is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in the Company Disclosure Letter (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect), which are all of the jurisdictions required for the conduct of its business, except where the failure to be so qualified or licensed or in good standing is not reasonably expected to have a Material Adverse Effect.

     (b) Capitalization. The authorized capital stock of the Company is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of June 30, 1999, (i) 12,819,488 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 91,223 shares of Common Stock are held in the treasury of the Company, (iii) 1,893,110 shares of Common Stock are issuable pursuant to outstanding options to purchase shares of the Common Stock, (iv) 1,495,096 shares of Common Stock are issuable upon exercise of outstanding warrants of the Company, (v) 5,012,107 shares of Common Stock are issuable upon conversion of the Convertible Debentures, (vi) 6,705 shares of Common Stock are issuable under existing employee benefit arrangements and (vii) there are no issued and outstanding shares of Preferred Stock. Except as set forth above or pursuant to existing employee benefit arrangements set forth in the Company Disclosure Letter or the transactions contemplated hereby, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company. All shares of the Company's Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except pursuant to existing employee arrangements set forth in the Company Disclosure Letter or the transactions contemplated hereby or as otherwise set forth in the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to pay any dividend or make any other distribution in respect hereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

     (c) Corporate Power and Authorization. Except as set forth in the following sentence, the Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to (i) approval of the Charter Amendment and the transactions contemplated by this Agreement by the holders of a majority of the shares of Common Stock as of the record date for the Special Meeting present in person or represented by proxy and (ii) satisfaction of the Exchange Offer Condition or satisfaction of the Bankruptcy Condition and entry of the Confirmation Order by the Bankruptcy Court, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and, except as set forth in the preceding sentence, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or issue the Shares. In addition, as of the date hereof, the Company has taken all necessary corporate action to ensure that (i) the terms and provisions of Article VII of the Company's Bylaws shall not be applicable to the transactions contemplated hereunder or to any subsequent "Business Combination" (as such term as used in such Article VII) between the Company, on the one hand, and any Purchaser or any "Related Person" (as such term is defined in the Company's Bylaws) to such Purchaser, on the other hand; (ii) the terms and provisions of Sections
  78.411 through 78.444 of the Nevada General Corporation Law ("NGCL") shall not be applicable to the transactions contemplated hereunder or to any subsequent "Combination" (as such term is defined in Section 78.416 of the NGCL) between the Company, on the one hand, and any Purchaser or "affiliate" or "associate" (as such terms are defined in Sections 78.412 and 78.413, respectively, of the NGCL) and (iii) the provisions of the Nevada Control Shares Act shall not be applicable to the transactions contemplated hereunder.

     (d) Binding Obligation. Subject to the entry of the Confirmation Order by the Bankruptcy Court if the Bankruptcy Case shall have been filed and assuming that this Agreement constitutes a valid and binding obligation of the Purchasers, this Agreement is enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) any applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or similar laws generally affecting the enforcement of creditors' rights and (ii) general principles of equity, regardless of whether such enforcement is sought in a proceeding in equity or at law, and except to the extent that enforceability of the indemnification provisions may be limited under applicable securities or bankruptcy laws.

     (e) No Violation. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the fulfillment by the Company of its obligations hereunder will (i) violate any provision of the charter or bylaws of the Company (assuming approval of the Charter Amendment by the Company's shareholders at the Special Meeting or pursuant to order of the Bankruptcy Court), (ii) except as a result of the filing of the Bankruptcy Case, result in a default, give rise to any right of termination, cancellation, acceleration or imposition of any indebtedness or Lien, or require any consent or approval (other than any consent or approval that has previously been obtained or will be obtained prior to the Closing and except for consents or approvals that will not have a Material Adverse Effect), under the terms of any permits, mortgage, indenture, loan or credit agreement, license, lease or instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties may be bound (except where the failure to obtain such consent or approval will not have a Material Adverse Effect), or (iii) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to the Company or any subsidiary (except where such violation will not have a Material Adverse Effect).

     (f) Consents. All consents, approvals, qualifications, orders or authorizations of, or filings with, any Governmental Authority, and all consents under any material contracts, agreements or instruments by which the Company or any Subsidiary is bound or to which the Company or any Subsidiary is subject

  (collectively, "Consents and Approvals"), and required in connection with the Company's valid execution, delivery, or performance of this Agreement, the offer, sale and delivery of the Shares and the consummation of any other transactions contemplated on the part of the Company have been obtained or made or will be obtained or made on or prior to the Closing Date, except for those Consents and Approvals pursuant to the Bankruptcy Code and the Exchange Act and other applicable federal and state bankruptcy or securities, takeover and blue sky laws, and except where the failure to obtain such Consents and Approvals would not have a Material Adverse Effect.

     (g) Financial Information.

       (i) The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the 12-month period then ended, including in each case the related schedules and notes, reported on by KPMG LLP, fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the consolidated results of operations and changes in cash flows for such period, in accordance with GAAP, subject to any exceptions noted therein.

       (ii) The unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1999, and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the three-month period then ended, as included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, copies of which have been previously delivered to the Purchaser Representative, present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the consolidated results of operations and changes in cash flows for such period in conformity with GAAP, subject to any exceptions noted therein.

       (iii) Since March 31, 1999, there has been no Material Adverse Change to the consolidated financial position and results of operations of the Company and its Subsidiaries.

       (iv) Except as disclosed in the Exchange Act Reports (as defined herein) and the financial statements included therein as of the dates thereof, there were no material liabilities of the Company and its Subsidiaries taken as a whole (contingent or otherwise), that are reasonably expected to have a Material Adverse Effect and would be required to be reflected in such financial statements in accordance with GAAP.

     (h) Legal Proceedings. Except as set forth in the Company Disclosure Letter or as disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, there are no claims or charges filed with, or proceedings or investigations by, any Governmental Authority or actions or suits instituted or pending or, to the best of the Company's knowledge, threatened against the Company or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to have a Material Adverse Effect or restrain, enjoin or prevent in any material respect the consummation of the transactions contemplated by this Agreement.

     (i) Exchange Act Reports. Since January 1, 1997, the Company and each of its Subsidiaries have filed all required reports and statements, together with all amendments required to be made with respect thereto, that they were required to file with the Securities and Exchange Commission (collectively, the "Exchange Act Reports") on a timely basis in all material respects, including, without limitation, all reports on Form 10-K, 10-Q and 8-K. As of their respective dates, the Exchange Act Reports complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission applicable to such Exchange Act Reports. No Exchange Act Report with respect to periods beginning on or after January 1, 1997 contained, at the time filed, any information that was false or misleading with respect to any material fact or omitted to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (j) Information True and Correct. None of the information supplied or to be supplied by the Company for inclusion in the documents to be filed by the Company with the Securities and Exchange Commission in connection with the transactions contemplated hereby (the "SEC Filing Documents") will, in the case of the proxy statement/prospectus or Exchange Offer documents, when first mailed to the shareholders of the Company and holders of its Convertible Debentures, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of any registration statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the proxy statement/prospectus, Exchange Offer documents or any amendment thereof or supplement thereto, at the time of the Special Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy or ballot for the Special Meeting or in connection with the Prepackaged Plan. The SEC Filing Documents will comply with the requirements of Section 1126 of the Bankruptcy Code, to the extent applicable.

     (k) Fees and Commissions. Except for CIBC WM, neither the Company nor any of its Subsidiaries has retained any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement.

     (l) Subsidiaries.

       (i) The Company Disclosure Letter lists each Subsidiary, the jurisdiction of incorporation of each Subsidiary and the authorized and outstanding capital stock of each Subsidiary. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, except where the failure to be so organized, existing or in good standing would not have a Material Adverse Effect. As detailed in the Company Disclosure Letter, each Subsidiary is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which such qualification or licensing is required for the conduct of its business, except where the failure to be so qualified or licensed is not reasonably expected to have a Material Adverse Effect. No actions or proceedings to dissolve any Subsidiary are pending or, to the knowledge of the Company, threatened.

       (ii) All of the outstanding capital stock or other equity interests of each Subsidiary are owned directly or indirectly by the Company, free and clear of all Liens, except for Liens that would not individually or in the aggregate be expected to have a Material Adverse Effect. All outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable. No shares of capital stock or other equity interests of any Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights.

       (iii) There are (and as of the Closing Date there will be) outstanding (A) no shares of capital stock or other voting securities of any Subsidiary not owned by the Company, (B) no securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of any Subsidiary, (C) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue or sell, any shares of capital stock or other voting securities of any Subsidiary or any securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary, and (D) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to any Subsidiary not owned by the Company. There are (and as of the Closing Date there will be) no outstanding obligations of the Company or any Subsidiary to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests or rights of any Subsidiary.

     (m) Shares. The issuance of the Shares in accordance with the terms hereof is not subject to any preemptive or similar rights.

     (n) Tax Matters. Except as disclosed in the Company Disclosure Letter:

       (i) and except in each case as would not be reasonably expected to have a Material Adverse Effect: all Tax Returns have been or will be timely filed by the Company and the Subsidiaries when due in accordance with all applicable laws; all Taxes shown on such Tax Returns have been or will be timely paid when due; such Tax Returns have been properly completed in compliance with all applicable laws and regulations and accurately reflect the facts regarding the income, expenses, properties, business and operations required to be shown thereon; and such Tax Returns are not subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign tax law);

       (ii) the Company and the Subsidiaries have paid all Taxes required to be paid by them in all material respects (whether or not shown on a Tax Return) or for which they could be liable and such liability would reasonably be expected to have a Material Adverse Effect (provided that it shall not be considered a breach of this representation if it is ultimately determined that additional Tax payments are due but such assessment is based on an adjustment to a return or position, if such party has a reasonable basis for the position taken with respect to such Taxes), whether to taxing authorities or to other persons under Tax allocation agreements or otherwise; and the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to their income, properties, transactions or operations as reflected in the financial statements included in the Company's Form 10-K for the fiscal year ended December 31, 1998, are adequate in all material respects;

       (iii) there are no agreements or consents currently in effect for the extension or waiver of the time (A) to file any Tax Return or (B) for assessment or collection of any Taxes relating to the income, properties or operations of the Company or the Subsidiaries, nor has the Company or a Subsidiary been requested to enter into any such agreement or consent; and

       (iv) there are no Liens for Taxes (other than for current Taxes not yet due and payable or, if due and payable, to the extent being contested in good faith by appropriate proceedings) upon the assets of the Company or the Subsidiaries.

     (o) Compliance With Laws. The business of the Company and the Subsidiaries as presently conducted by them complies with all applicable laws (including, without limitation, applicable laws relating to securities, properties, business products and services, manufacturing processes, advertising and sales practices, employment practices, terms and conditions of employment, wages and hours, and civil rights, but other than Applicable Environmental Laws, which are governed solely by Section 3.1(r) below), except for violations or failures to comply, if any, that would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is charged or, to the best knowledge of the Company, threatened with or under investigation with respect to, any violation of any applicable law relating to any aspect of the business of the Company or any Subsidiary, except for violations, if any, that would not reasonably be expected to have a Material Adverse Effect.

     (p) Permits. The Company and the Subsidiaries hold all Permits necessary or required for the conduct of the business of the Company and the Subsidiaries as currently conducted, except where the failure to hold such Permits would not reasonably be expected to have a Material Adverse Effect. Each of such Permits is in full force and effect, the Company or such Subsidiary is in compliance with all its obligations with respect thereto, and, to the best knowledge of the Company, no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination of any thereof, except where the failure to have or be in compliance with the terms of such Permits would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Company Disclosure Letter, no notice has been issued by any Governmental Authority and no proceeding is pending or, to the best knowledge of the Company, threatened with respect to any alleged failure by the Company or a Subsidiary to have any Permit the absence of which would have a Material Adverse Effect.

     (q) Agreements.

       (i) All legally binding contractual agreements or obligations (collectively, for purposes of this subsection, "agreements") to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties is otherwise bound, regardless of amount or subject matter, that are material to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company and the Subsidiaries considered as a whole are set forth in the Company Disclosure Letter, except for agreements relating to the ongoing oil and gas ownership and operations of the Company (including, but not limited to, operating agreements, leases, joint venture agreements, seismic licenses, contracts for sale of oil and gas or production and hedging and financing arrangements less than one year in duration).

       (ii) The Company has made available accurate and complete copies of the agreements described in subsection (i) above. Each of such agreements is a valid and binding agreement of the Company and the Subsidiaries that are parties thereto, enforceable against them in accordance with its terms.

     (r) Environmental Matters.

       (i) To the best knowledge of the Company, the properties, operations and activities of the Company and the Subsidiaries comply with all Applicable Environmental Laws, except for noncompliance that would not reasonably be expected to have a Material Adverse Effect;

       (ii) To the best knowledge of the Company, the Company and the Subsidiaries and the properties, operations and activities of the Company and the Subsidiaries are not subject to any existing, pending or threatened proceeding under, or to any remedial obligations under, any Applicable Environmental Laws that would reasonably be expected to have a Material Adverse Effect;

       (iii) To the best knowledge of the Company, all Permits, if any, required to be obtained by the Company or any Subsidiary under any Applicable Environmental Laws in connection with any aspect of the business of the Company or the Subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a Hazardous Material, have been duly obtained and are in full force and effect, and the Company and the Subsidiaries are in compliance with the material terms and conditions of all such Permits, except for noncompliance that would not reasonably be expected to have a Material Adverse Effect;

       (iv) To the best knowledge of the Company, the Company and the Subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their respective operations and imposed by any Governmental Entity under any Applicable Environmental Laws, and the Company and the Subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements, except where such noncompliance or notice thereof would not reasonably be expected to have a Material Adverse Effect;

       (v) To the best knowledge of the Company, there are no physical or environmental conditions existing on any property owned or leased by the Company or any Subsidiary or resulting from the Company's or any Subsidiary's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any Applicable Environmental Laws, other than normal and ordinary remedial work associated with plugging and abandoning of oil and gas facilities, and except for obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and

       (vi) To the best knowledge of the Company, since the effective date of the relative requirements of Applicable Environmental Laws, all hazardous materials generated by the Company or any Subsidiary or used by them in connection with their activities on their respective properties, operations or activities which have been transported off-site, have been transported only by carriers authorized under Applicable Environmental Laws to transport such materials, and have been disposed of only at treatment, storage and disposal facilities authorized under Applicable Environmental Laws to treat, store or dispose of such materials, and, to the best knowledge of the Company, such carriers and facilities, at the time of such transportation or disposal, were operating in compliance with such authorizations, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

     (s) ERISA.

       (i) Set forth on the Company Disclosure Letter is a list identifying each "employee benefit plan," as defined in Section 3(3) of ERISA, (i) which is subject to any provision of ERISA, (ii) which is maintained, administered, or contributed to by the Company or any affiliate of the Company, and (iii) which covers any employee or former employee of the Company or any affiliate of the Company or under which the Company or any affiliate of the Company has any liability. The Company has made available to the Purchaser Representative accurate and complete copies of such plans (and, if applicable, the related trust agreements and IRS favorable determination letters) and all amendments thereto and written interpretations thereof, together with (A) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to in this Section as the "Employee Plans." For purposes of this Section only, an "affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified as such in the Company Disclosure Letter.

       (ii) Except as otherwise identified in the Company Disclosure Letter, (A) no Employee Plan constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA (for purposes of this subsection, a "Multiemployer Plan"), (B) no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code, (C) no Employee Plan is subject to Title IV of ERISA or to the minimum funding standards of ERISA and the Code, and (D) during the past five years, neither the Company nor any of its affiliates have made or been required to make contributions to any Multiemployer Plan. There are no material accumulated funding deficiencies as defined in Section 412 of the Code (whether or not waived) with respect to any Employee Plan. The fair market value of the assets held with respect to each Employee Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and which is subject to Title IV of ERISA exceeds the actuarially determined present value of all benefit liabilities accrued under such Employee Plan (whether or not vested) determined using reasonable actuarial assumptions. Neither the Company nor any affiliate of the Company has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. The Company and all of the affiliates of the Company have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a Lien against any of the assets of the Company or any Subsidiary, except for such liabilities and obligations that would not reasonably be expected to have a Material Adverse Effect. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary or any director or officer of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any Tax pursuant to
    Section 4975 of the Code that would have a Material Adverse Effect. There are no pending or, to the Company's knowledge, threatened claims by or on behalf of the Employee Plans, or by any participant therein, alleging a breach or breaches of fiduciary duties or violations of applicable laws which could result in liability on the part of the Company, its officers or directors, or such Employee Plans, under ERISA or any other applicable law and there is no basis for any such claim, except for liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.

       (iii) Except as otherwise identified in the Company Disclosure Letter, no Employee Plan is intended to be qualified under Section 401(a) of the Code. The Company maintains a simplified employee pension plan which is intended to satisfy the requirements of
    Section 408(k) of the Code (the "Pension Plan"). The Pension Plan and each Employee Plan has been maintained in substantial compliance in all material respects with its terms and with the requirements prescribed by all applicable laws, including but not limited to ERISA and the Code, which are applicable to plans such as the Pension Plan, except where the failure to so comply would not have a Material Adverse Effect.

       (iv) Set forth in the Company Disclosure Letter is a list of each currently outstanding employment, severance or other similar contract (and all amendments thereto), arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not an Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by the Company or any affiliate of the Company, and (C) covers any employee or former employee of the Company or any affiliate of the Company or under which the Company or any affiliate of the Company has any liability. Such contracts, plans and arrangements as described in the preceding sentence are referred to for purposes of this subsection as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by applicable law, except where the failure to so comply would not have a Material Adverse Effect.

       (v) To the Company's knowledge, neither the Company nor any affiliate of the Company has performed any act or failed to perform any act, and there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate of the Company, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(a)(1) or 280G of the Code or could give rise to any penalty or excise Tax pursuant to Section 4980B or 4999 of the Code.

     (t) Oil and Gas Properties.

       (i) Each of the Company and the Subsidiaries has good and defensible title to, or valid leasehold or other ownership interests or rights in, all of its material oil and gas properties, free and clear of all Liens other than (i) preferential purchase rights, requirements for consent to assignment and other encumbrances of a similar nature; (ii) statutory liens not yet delinquent, or if delinquent, that are being contested in good faith in the normal course of business; (iii) matters disclosed in the Company Disclosure Letter; (iv) encumbrances that do not materially detract from the value, or materially interfere with the use of, any such property or otherwise materially impair the business or operations being conducted thereon; and (v) any matter that a reasonable and prudent operator knowledgeable in the oil and gas business would not consider a material impairment of the Company's title; provided, that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are attributed.

       (ii) The Company has made available to the Purchaser Representative a copy of each of the reserve reports (the "Reserve Report") dated as of January 1, 1999, prepared by the independent reserve engineers as described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (collectively, the "Reserve Engineers"), relating to the oil and gas reserves of the Company and the Subsidiaries. The factual information underlying the estimates of the reserves of the Company and the Subsidiaries, which was supplied by the Company to the Reserve Engineers for the purpose of preparing the Reserve Report, including, without limitation, production, volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts under hedging arrangements, costs of operations and development, and working interest and net revenue information relating to the Company's and the Subsidiaries' ownership interests in properties, was true and correct in all material respects on the date that such information was so provided; the estimates of future capital expenditures and other future exploration and development costs supplied to the Reserve Engineers by the Company were prepared in good faith and with a reasonable basis; and other than normal production of the reserves, the disposition of interests in oil and gas properties described in the Company Disclosure Letter or otherwise permitted in this Agreement and intervening oil and gas price fluctuations, the Company is not, as of the date hereof, and as of the Closing Date will not be, aware of any facts or circumstances that should reasonably cause the Company to conclude that the Reserve Report is incorrect in any material respect that would result in a Material Adverse Effect.

   Section 3.2. Representations and Warranties of the Purchasers. Each Purchaser, only with respect to such Purchaser, represents and warrants to the Company that:

     (a) Purchase for Investment.

       (i) Such Purchaser is acquiring the Shares for its own account and not with a view to the public resale or distribution of all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. Such Purchaser acknowledges that it does not intend and is not permitted to assign its rights under this Agreement to any third party prior to the Closing.

       (ii) Such Purchaser acknowledges that the Shares have not been and will not be registered under the Securities Act, except pursuant to the Registration Rights Agreement, the form of which is attached hereto as Exhibit B, to be entered into by the Company and the Purchasers at the Closing.

       (iii) Such Purchaser is an "accredited investor" within the meaning of Rule 501 under Regulation D promulgated under the Securities Act, is experienced in evaluating investments in companies such as the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the entire economic risk of its investment in the Company. Such Purchaser acknowledges and understands the distressed financial condition of the Company, and that such condition may deteriorate significantly between the date hereof and the Closing Date. Such Purchaser has made its own evaluation of its investment in the Common Stock, based upon such information as is available to it and without reliance upon the Company or any other person or entity, and such Purchaser agrees that neither the Company nor any other Person has any obligation to furnish any additional information to such Purchaser except as expressly set forth herein.

       (iv) Such Purchaser is eligible to own stock in a corporation holding oil and gas leases on federal lands, including offshore areas, under U.S. federal laws or regulations in effect from time to time.

       (v) Such Purchaser acknowledges that the Shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of without registration under the Securities Act or an exemption therefrom and that, in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, such shares must be held indefinitely.

       (vi) Such Purchaser understands and agrees that certificates representing the Shares shall bear legends in substantially the following form:

      "THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE."

     (b) Power and Authorization. Such Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby have been duly authorized in accordance with the governing documents of such Purchaser, and all action on such Purchaser's part requisite for the purchase of the Shares and for the due execution, delivery and performance of this Agreement has been taken.

     (c) Binding Obligation. Assuming that this Agreement constitutes a valid and binding obligation of the Company, this Agreement is enforceable against such Purchaser in accordance with its terms, except as such enforcement may be limited by (i) any applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or similar laws generally affecting the enforcement of creditors' rights and (ii) general principles of equity, regardless of whether such enforcement is sought in a proceeding in equity or at law, and except to the extent that enforceability of the indemnification provisions may be limited under applicable securities or bankruptcy laws.

     (d) No Violation. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the fulfillment by such Purchaser of its obligations hereunder will (a) violate any provision of the organizational documents of such Purchaser, (b) result in a default, give rise to any right of termination, cancellation, acceleration or imposition of any indebtedness or Lien, or require any consent or approval (other than any consent or approval that has previously been obtained or will be obtained prior to the Closing and except for consents or approvals that will not have a material adverse effect on this Agreement or the transactions contemplated hereby), under the terms of any permits, mortgage, indenture, loan or credit agreement, license, lease or instrument or obligation to which such Purchaser is a party or by which such Purchaser may be bound (except where the failure to obtain such consent or approval will not have a material adverse effect on this Agreement or the transactions contemplated hereby), or (c) violate any law, judgment, order, writ, injunction, decree, statute, rule, or regulation of any Governmental Authority applicable to such Purchaser (except where such violation will not have a material adverse effect on this Agreement or the transactions contemplated hereby).

     (e) Consents. All consents, approvals, qualifications, orders, or authorizations of, or filings with, any Governmental Authority, and all consents under any material contracts, agreements, or instruments by which such Purchaser is bound or to which it is subject, and required in connection with such Purchaser's valid execution, delivery, or performance of this Agreement and the purchase of the Shares and the consummation of any other transaction contemplated on the part of such Purchaser have been obtained or made.

     (f) Legal Proceedings. There are no claims or charges filed with, or proceedings or investigations by, any Governmental Authority or actions or suits instituted or pending or, to the best of such Purchaser's knowledge, threatened against such Purchaser or any of its affiliates, or against any property, asset, interest or right of any of them, that might reasonably be expected to have a material adverse effect on such Purchaser or restrain, enjoin or prevent in any material respect the consummation of the transactions contemplated by this Agreement.

     (g) Information True and Correct. None of the information supplied or to be supplied by such Purchaser for inclusion in the SEC Filing Documents will, in the case of the proxy statement/prospectus or Exchange Offer documents, when first mailed to the shareholders of the Company and holders of its Convertible Debentures, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of any registration statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the proxy statement/prospectus or Exchange Offer documents, or any amendment thereof or supplement thereto, at the time of the Special Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy or ballot for the Special Meeting or in connection with the Prepackaged Plan.

     (h) Fees and Commissions. Except for the commitment fee described in
  Section 9.1 hereof, there are no fees payable to any broker, finder or financial advisor retained by such Purchaser or any of its affiliates or associates in connection with the transactions contemplated by this Agreement.

     (i) Sufficient Funds. Such Purchaser has sufficient funds to acquire all of the Shares to be purchased by it hereunder, and has no reason to believe that such funds will not be available to purchase such Shares at the Closing.

     (j) Share Ownership. Except as set forth in the Purchaser Disclosure Letter and in connection with the transactions contemplated by this Agreement, to the best knowledge of each Purchaser, neither such Purchaser nor any of its affiliates (including EnCap Investments L.L.C. and its executive officers) or associates beneficially owns any shares of the Common Stock or any other securities of the Company.

     (k) Purchaser Representative. The Purchase Representative has full power and authority to act on behalf of the Purchasers and to receive a commitment fee pursuant to Section 9.1 hereof, which representation and receipt of payment will not violate any law, statute, rule, regulation or governing document of any Purchaser or require any further consents or approvals.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   Section 4.1. Prudent Operations. Except as otherwise contemplated in this Agreement or as set forth in the Company Disclosure Letter, and subject to the fiduciary duties of the Company's directors under applicable law, from the date of this Agreement to the Closing Date (except for transactions to which any Purchaser is a party or as otherwise contemplated by the terms of this Agreement), (i) prior to the filing of the Bankruptcy Case, if any, the Company shall, and shall cause its Subsidiaries to, operate their businesses consistent with prudent industry practices taking into account the Company's financial condition; and (ii) after the Bankruptcy Case has been filed, the Company shall operate its business and the business of its Subsidiaries in all material respects in compliance with the Bankruptcy Code and any orders entered by the Bankruptcy Court in the Bankruptcy Case, and shall use commercially reasonable efforts to seek and obtain approval of the Bankruptcy Court to operate such businesses consistent with prudent industry practices taking into account the Company's financial condition. To the extent consistent with the foregoing, the Company shall use commercially reasonable efforts to preserve intact its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, in each case consistent with prudent industry practices taking into account the Company's financial condition. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or referred to in the Company Disclosure Letter, pursuant to the transactions contemplated hereby and any related agreements or as may be approved by the Purchaser Representative, the Company shall not, and shall not permit any of its Subsidiaries to:

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except for issuances pursuant to this Agreement, the Exchange Offer and the Prepackaged Plan) or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company (except pursuant to the Exchange Offer or the Prepackaged Plan) or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than in connection with the exercise of outstanding stock options and warrants and satisfaction of withholding obligations under outstanding stock options and restricted stock;

     (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than pursuant to existing employee benefit arrangements and the issuance of shares of Common Stock upon the exercise of stock options and warrants outstanding on the date of this Agreement in accordance with their current terms or the issuance of Common Stock, warrants or other securities pursuant to this Agreement, the Exchange Offer or the Prepackaged Plan;

     (c) except as required by the Bankruptcy Code as contemplated by the Charter Amendment, amend its charter, bylaws or other comparable organizational documents;

     (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (ii) any assets valued at $100,000 or more, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

     (e) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (i) sales or leases in the ordinary course of business consistent with past practice not to exceed $100,000 in the aggregate; (ii) farm-outs, farm-ins, sales, transfers, leases, exchanges or similar transactions approved by the Purchaser Representative (which approval shall not be unreasonably withheld) with respect to the Company's prospects, (iii) as listed in the Company Disclosure Letter; and (iv) other transactions not in excess of $100,000 in the aggregate;

     (f) (i) except for financing incurred with the approval of the Purchaser and the Bankruptcy Court in the Bankruptcy Case, incur indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under currently existing revolving credit facilities incurred in the ordinary course of business, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person that would be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole (it being agreed that $100,000, either individually or in the aggregate, would be deemed to be a material amount for purposes of this subsection), other than to the Company or any direct or indirect wholly owned Subsidiary of the Company;

     (g) make or incur any new material capital expenditure other than as provided in the Company's capital expenditure budget for 1999, a copy of which has been delivered to and approved by the Purchaser Representative, other than (i) capital expenditures that do not, in the aggregate, exceed 110% of the aggregate budgeted amount set forth in such budget and (ii) capital expenditures that may be reasonably necessary or appropriate to respond to an event of emergency, which emergency expenditures shall not be material in the aggregate;

     (h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 or incurred in the ordinary course of business consistent with past practice or (ii) of transaction costs and expenses associated with the transactions contemplated hereby (including, without limitation, legal and advisory fees and expenses; printing fees; fees and expenses of solicitation agents, exchange agents, warrant agents and depositaries; Securities and Exchange Commission registration fees; listing fees; and third party consent fees and expenses);

     (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization other than the Prepackaged Plan; or

     (j) authorize any of, or commit or agree in writing to take any of, the foregoing actions.

   Section 4.2. Changes in Employment Arrangements. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries shall adopt or amend (except as may be confirmed by the Bankruptcy Court as a part of the Prepackaged Plan or as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of the Company or any of its Subsidiaries, or, except as required by law or provided in an existing benefit plan, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement, except for any adoptions, amendments or increases within the constraints of the Company's 1999 general and administrative budget previously delivered to the Purchaser Representative.

   Section 4.3. Severance. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof, except as required by law or as may be confirmed by the Bankruptcy Court as part of the Prepackaged Plan and except as may be within the constraints of the Company's 1999 general and administrative budget previously delivered to the Purchaser Representative.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   Section 5.1. Shareholder Approval. The Charter Amendment, the Prepackaged Plan and the issuance of shares of Common Stock pursuant to the transactions contemplated hereby, together with the election of directors, if appropriate, shall be submitted for adoption and approval of the shareholders of the Company at a meeting to be duly held for that purpose by the Company (such meeting, including any adjournments thereof, the "Special Meeting"). The Proxy Statement/Prospectus sent to the shareholders in connection with the approval of the Charter Amendment and the issuance of shares at the Special Meeting will also solicit the approval of such shareholders of the Prepackaged Plan. The Company shall endeavor to hold the Special Meeting as soon as practicable after the SEC Filing Documents have been declared effective and approved. Subject to the fiduciary duties of the directors of the Company under applicable law, the Board of Directors of the Company shall recommend that its shareholders approve the matters set forth above and such recommendations shall be included in the Proxy Statement/Prospectus.

Section 5.2. Solicitation of Bondholders.

     (a) Each of the parties agrees to cooperate and use their best efforts to cause the Exchange Offer to be consummated. Pursuant to the Exchange Offer, each holder of the Company's Convertible Debentures will be asked to surrender the Convertible Debentures owned by such holder for cancellation by the Company in exchange for (i) $241.50 in cash, (ii) 377.8 shares of Common Stock and (iii) three-year warrants to purchase an additional 188.9 shares of Common Stock at a price of $1.50 per share, as described in the Warrant, the form of which is attached as Exhibit C hereto, for each $1,000 in principal amount of Convertible Debentures owned by such holder (such consideration, the "Exchange Offer Consideration"); provided, however, that cash will be issued in lieu of fractional shares and Warrants, unless the Company opts, with respect to fractional Warrants, to round up to the nearest whole Warrant. The SEC Filing Documents sent to the holders of the Convertible Debentures in connection with the Exchange Offer will also constitute a disclosure statement for the purpose of soliciting the acceptances of such holders of the Prepackaged Plan. If at least 98% (or such lower percentage as the Company and the Purchaser Representative may mutually agree) of the outstanding principal amount of Convertible Debentures are committed to be surrendered in the Exchange Offer (such approval, the "Exchange Offer Condition"), the Exchange Offer will be consummated, the Bankruptcy Case shall not be filed and the Prepackaged Plan will be abandoned, unless the Company and the Purchaser Representative otherwise mutually agree that the filing of the Bankruptcy Case and the confirmation of the Prepackaged Plan are in the best interest of the Company notwithstanding satisfaction of the Exchange Offer Condition. However, if the Exchange Offer Condition is not satisfied but holders of at least two-thirds of the outstanding principal amount of the Convertible Debentures that actually are voted, and a majority in number of the holders of the Convertible Debentures that actually vote, vote to accept the Prepackaged Plan as determined in accordance with applicable law and the Company's charter and bylaws (such acceptance, the "Bankruptcy Condition"), the Company shall file the Bankruptcy Case and seek confirmation of the Prepackaged Plan by the Bankruptcy Court. If neither the Exchange Offer Condition nor the Bankruptcy Condition is satisfied, either party may terminate this Agreement in accordance with Section 7.1(c) or (d) hereof, as applicable.

     (b) The parties further agree that they shall consult with each other prior to contacting any holder of the Convertible Debentures with respect to the Exchange Offer, the Exchange Consideration, the Prepackaged Plan or any related matter in order to develop a mutually agreeable procedure for such contacts and to ensure compliance with applicable securities laws and disclosure requirements.

   Section 5.3. SEC Filing Documents. (a) The Company shall file with the Commission within two Business Days of the date hereof the SEC Filing Documents substantially in the form approved by the Purchaser Representative as of the date hereof (together with such changes, additions or deletions as the Purchaser Representative may approve or as may be necessary or appropriate to respond to comments of the Staff or to comply with applicable law). The Company shall use all reasonable efforts, with assistance from the Purchasers, to the extent reasonably applicable, to promptly respond to and satisfy any comments of the Staff to the SEC Filing Documents and any request by the Staff for amendments or supplements thereto. Each Purchaser shall provide promptly to the Company all necessary information with respect to such Purchaser for inclusion in the SEC Filing Documents, including any amendments or supplements thereto. The Company shall use reasonable efforts to have the SEC Filing Documents cleared by the Commission and the registration statement filed as part of the SEC Filing Documents (the "Registration Statement") declared effective by the Commission; provided, however, that the Company may withdraw the Registration Statement prior to its being declared effective in the event it receives a Superior Proposal, or terminates this Agreement, or upon filing of the Bankruptcy Case, in each case if the Company deems such withdrawal to be appropriate.

   (b) As soon as practicable following clearance by the Commission of the SEC Filing Documents and effectiveness of the Registration Statement, the Company shall mail to all its shareholders and the holders of its Convertible Debentures that portion of the SEC Filing Documents that relates to the proxy solicitation and Exchange Offer, including the related forms of proxies and ballots with respect to the Exchange Offer, the Special Meeting and the Prepackaged Plan.

   (c) Each of the Company and the Purchasers agrees to correct promptly any information provided by it for inclusion in the SEC Filing Documents that shall have become false or misleading in any material respect and to take all steps necessary to file with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the SEC Filing Documents so as to correct the same and the cause the Proxy Statement/Prospectus as so corrected to be disseminated to the Company's shareholders and holders of its Convertible Debentures. The parties shall work together to ensure that any amendments to the SEC Filing Documents shall comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act, the Bankruptcy Code and other applicable law.

   Section 5.4. No Solicitation. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor, agent or representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Proposal (as defined below), (ii) enter into any agreement with respect to any Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes a Proposal; provided, however, that the foregoing shall not prohibit the Company from furnishing information to, or entering into discussions or negotiations with any Person in response to an unsolicited inquiry, request for information or Superior Proposal at any time during the period from the date of this Agreement to the Closing Date, to the extent required by the fiduciary obligations of the Board of Directors of the Company determined in good faith by the Board of Directors, or from taking any action approved by the Purchaser Representative or otherwise permitted in this Agreement. For purposes of this Agreement, a "Proposal" means any proposal, (i) for a tender or exchange offer, merger or other business combination involving the Company or any of its Subsidiaries, (ii) to acquire from the Company or any of its affiliates in any manner, directly or indirectly, any securities or beneficial ownership thereof (excluding de minimis amounts) of the Company or any Subsidiary or, including by lease, the principal assets of the Company and its Subsidiaries, taken as a whole, other than a proposal by the Purchasers or any of their affiliates, (iii) to effect any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company and any of its Subsidiaries or (iv) other than in connection with this Agreement, involving a "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company.

   (b) The Board of Directors of the Company shall not, except in connection with the termination of this Agreement pursuant to Section 7.1 or to the extent required by the fiduciary obligations of the directors under applicable law,
(i) withdraw or modify, or propose to withdraw or modify in a manner adverse to the Purchasers the approval or recommendation by the Board of Directors of the Company thereof of this Agreement or take any action having such effect; provided, however, that a statement by the Board of Directors of the Company to its securityholders as contemplated by Rule 14e-2 of the Exchange Act following the Purchaser Representative's receipt of a Notice of Superior Proposal (as defined below) shall not be deemed to constitute a withdrawal or modification of its recommendation of this Agreement, or (ii) approve or recommend, or propose to approve or recommend, any Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company receives a Proposal that, in the exercise of its fiduciary obligations, as determined in good faith by the Board of Directors after consultation with counsel, it determines to be a Superior Proposal, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement and may (subject to the following sentence) terminate this Agreement, in each case at any time after the fifth Business Day following the Purchaser Representative's receipt of written notice (a "Notice of Superior Proposal") advising the Purchaser Representative that the Board of Directors of the Company has received a Proposal that it has determined to be a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. The Purchaser shall have the right, for five Business Days following the Purchaser Representative's receipt of the Notice of Superior Proposal, to match the Superior Proposal on equal terms by written notice to the Company. If the Purchasers elect to match the Superior Proposal and timely notify the Company, the Company shall reject the Superior Proposal and accept the Purchasers' matching offer, subject to the Board's fiduciary obligations and any new Superior Proposals. Notwithstanding any provision to the contrary herein, the Company may engage in discussions with any Person that has made an unsolicited Proposal for the limited purpose of determining whether such Proposal is a Superior Proposal. Nothing contained herein shall prohibit the Company from taking and disclosing to its securityholders a position contemplated by Rule 14e-2 of the Exchange Act following the Purchaser Representative's receipt of a Notice of Superior Proposal.

   (c) For purposes of this Agreement, a "Superior Proposal" means any Proposal that the Board of Directors of the Company determines in its good faith reasonable judgment to be more favorable than the transactions contemplated by this Agreement.

   Section 5.5. The Prepackaged Plan. In the event the Bankruptcy Case is commenced, the Company shall file the Prepackaged Plan with the Bankruptcy Court. Any modifications or amendments to the Prepackaged Plan shall be subject to timely review and approval of the Purchaser Representative in its sole discretion. In the event the Company files the Bankruptcy Case, the parties agree that Nevada shall be the appropriate venue for such filing, unless the parties mutually agree on a different venue.

   Section 5.6. Valid Issuance. The Company covenants that the Shares will, upon issuance and upon full payment therefor in accordance with the terms hereof, be validly issued, fully paid and nonassessable.

   Section 5.7. Confidentiality; Standstill. (a) The Purchasers agree to hold in strict confidence all aspects of the terms and conditions of this Agreement and all information and data concerning the Company and its Subsidiaries, including, without limitation, information obtained in connection with the transactions contemplated by this Agreement and all memoranda, notes, reports, writings or other information (whatever the form or storage medium) however reproduced or generated by the Purchasers or any of their representatives from or with respect to any information or data disclosed by or on behalf of the Company to the Purchasers or any of their representatives (other than information and data that is or becomes generally available to the public other than through disclosure by the Purchasers or any of their directors, officers, employees or representatives in breach of this Agreement) (such information and materials, the "Confidential Information") and will not, without the prior written consent of the Company, disclose any such Confidential Information to anyone other than to its directors, officers, employees and representatives that have a need to know in connection with the furtherance of the transactions contemplated hereby (such persons hereinafter referred to collectively as the "Designated Individuals"); provided, that the Purchasers inform the Designated Individuals of the confidential nature of the Confidential Information; and provided, further, that the Purchasers direct the Designated Individuals to treat the Confidential Information as confidential. In addition, without limiting the foregoing, the Purchasers agree that the Confidential Information will not be used, directly or indirectly, in the conduct of its business, except in furtherance of the transactions contemplated by this Agreement.

   (b) In the event that the Purchasers or any of their respective directors, officers, employees or representatives receives a request or becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigation demand, order or similar process) to disclose any of the Confidential Information, the Purchasers agree, prior to any such disclosure, to (i) promptly notify the Company, (ii) consult with the Company on the advisability of taking steps to resist or narrow such request, and (iii) cooperate with the Company in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded such Confidential Information. In the event such protective order or other appropriate remedy is not obtained, the Purchasers agree to furnish only that portion of such Confidential Information that it is advised by written opinion of counsel is legally required.

   (c) If this Agreement is terminated for any reason, the Purchasers shall, at the Company's request, promptly return to the Company all Confidential Information furnished, disclosed or made available by the Company to the Purchasers or obtained or generated by the Purchasers or any of their representatives in the course of their investigation of the Company and the transactions contemplated by this Agreement, and the Purchasers agree not to retain copies of any such Confidential Information (in any form whatsoever) in such event, and not to disclose any such information or data to any third party without obtaining the prior written consent of the Company, unless such information and data have become generally available to the public other than through disclosure by the Purchasers or any of their directors, officers, employees or representatives in breach of this Agreement. In the event of any such termination, the obligations of the Purchasers with respect to any Confidential Information retained by the Purchasers shall survive such termination and the Purchasers shall not utilize any such Confidential Information to the competitive disadvantage of the Company.

   (d) If this Agreement is terminated for any reason, the Purchasers shall not, for a period of two years from the date of any such termination, except pursuant to a transaction approved by the Company's Board of Directors, directly or indirectly, (i) in any manner acquire, or attempt to acquire, alone or with other persons, any of the securities of the Company (whether directly by purchases or indirectly by merger or similar transaction or by public proposal to the Company or its shareholders), (ii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote any of the voting securities of the Company or (iii) without the prior written consent of the Company, engage in any discussions or negotiations, or submit a proposal for, any business combination or extraordinary transaction involving the Company or its assets.

   Section 5.8. Best Efforts. Except as otherwise permitted by Section 5.4, the parties agree to use their respective best efforts to cause the conditions to Closing set forth in Article VI hereto to be satisfied.

   Section 5.9. Public Announcements. Except as may be required by applicable law or any regulations of any trading or quotation system on which the Company's securities may be traded or quoted, any press release or other public statements with respect to this Agreement or any of the transactions contemplated hereby, shall be subject to the approval of the Company and the Purchaser Representative, as applicable (which approval shall not be unreasonably withheld).

   Section 5.10. Notice of Certain Events. The Company shall promptly give notice to the Purchaser Representative (i) of any material default or event of default that has not been cured within any applicable grace period under any contractual obligation of the Company or any of its Subsidiaries or (ii) of any pending or threatened litigation, investigation or proceeding to which the Company or any of its Subsidiaries is or is threatened to be a party and of which the Company has been given notice; provided that any such default as specified above, litigation, investigation or proceeding would have a Material Adverse Effect on the business or financial condition of the Company and its Subsidiaries, taken as a whole.

   Section 5.11. Liquidation Analysis. If reasonably requested by the Purchaser Representative, the Company shall prepare or cause to be prepared any liquidation analysis, plan feasibility analysis or other economic analysis that may be required pursuant to Section 1129 of the Bankruptcy Code.

   Section 5.12. Director and Officer Insurance. For a period of six years after the Closing Date, the parties agree that the Company shall maintain the Company's existing director and officer liability insurance or equivalent liability insurance ("D&O Insurance"), which insurance will provide equivalent coverage for the Company's former and existing officers and directors; provided, however, that if the cost of such coverage exceeds $100,000, the Purchaser Representative shall have the right to approve such coverage, which approval shall not be unreasonably withheld, and provided, further, that if the cost of such coverage exceeds $200,000, the Company shall obtain as much coverage as possible for such parties for $100,000, or such higher amount as the Purchaser Representative may approve.

   Section 5.13. Board Nominees. The Purchasers covenant and agree that at the next annual meeting of the shareholders of the Company following the Closing Date, at least two of the nominees for directors (or such increased number, if necessary, pursuant to Section 6.1(j)) shall be either persons serving on the Company's board of directors as of the date of this Agreement or then current shareholders (other than nominal amounts) of the Company and, in either case, not affiliated with the Purchasers.

   Section 5.14. Decisions on Behalf of the Purchasers. Each Purchaser hereby agrees that all decisions to be made hereunder and rights to review, approve, consent to or waive any item, provision or condition hereof, shall be made by and exclusively vested in EnCap Investments L.L.C. (the "Purchaser Representative"); provided, however, that the Purchaser Representative shall have no liability to the Company as a Purchaser hereunder. Each Purchaser hereby further agrees that the Company shall be entitled to rely on all agreements, approvals, consents and waivers of EnCap Investments L.L.C. as if such agreements, approvals, consents and waivers had been received from such Purchaser directly.

   Section 5.15. Purchaser Warrants. In the event the disposition of assets in the transaction with ANR Production Company referred to in the Company Disclosure Letter is not consummated on substantially the terms set forth in the applicable asset purchase and sale agreement (or on such other terms as the Purchaser Representative may approve, which approval shall not be unreasonably withheld) on or before the Closing Date, the parties agree that concurrently with the Closing and for no additional consideration, (i) the Purchasers shall be allocated warrants to purchase an aggregate of 3,000,000 shares of Common Stock at a price of $1.50 per share, which warrants shall expire three years from the date of issuance and shall be substantially in the form of Exhibit C hereto, together with such additional terms for all warrants to be issued at the Closing to the Purchasers and the holders of the Company's Convertible Debentures to adjust such warrants upon the occurrence of certain events as the Purchaser Representative may request and
(ii) the Registration Rights Agreement shall be modified to include any shares issued upon exercise of such warrants.

   Section 5.16. Further Assurances. Each of the parties agrees that it shall cooperate with the other and execute such further instruments and documents as the other party may reasonably request to carry out to the satisfaction of such other party the transactions contemplated by this Agreement.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

   Section 6.1. Purchasers' Conditions to Closing. Each Purchaser's obligation to purchase and pay for the Shares is subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.1 hereof shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations or warranties expressly relate to an earlier date and except to the extent of changes caused by the transactions herein contemplated; and the Company shall have delivered to the Purchaser Representative an Officer's Certificate, dated the Closing Date, to such effect.

     (b) Performance of Obligations. The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it on or before the Closing Date hereunder.

     (c) Legal Opinions. The Purchasers shall have received a legal opinion on behalf of the Company dated as of the Closing Date as to matters customarily addressed by legal opinions in connection with the issuance of the Shares, which opinion shall be in form and substance reasonably satisfactory to the Purchaser Representative. In addition, the Purchasers shall have received an opinion, dated as of the Closing Date, of Lionel, Sawyer & Collins (or such other firm licensed to practice law in the State of Nevada reasonably acceptable to the Purchaser Representative) in form and substance reasonably satisfactory to the Purchaser Representative and substantially to the effect that (i) the terms and provisions of Article VII of the Company's Bylaws shall not be applicable to the transactions contemplated hereunder or to any subsequent "Business Combination" (as such term is used in such Article VII) between the Company, on the one hand, and any Purchaser or any "Related Person" (as defined in such Bylaws) to such Purchaser, on the other hand; (ii) the terms and provisions of Section
  78.411 through 78.444 of the NGCL shall not be applicable to the transactions contemplated hereunder or to any subsequent "Combination" (as defined in Section 78.416 of the NGCL) between the Company, on the one hand, and any Purchaser or "affiliate" or "associate" (as such terms are defined in Sections 78.412 and 78.413, respectively, of the NGCL) and (iii) the provisions of the Nevada Control Shares Act have been validly waived by the Company with respect to the transactions contemplated hereunder.

     (d) Charter Documents and Bylaws. The Purchaser Representative shall have received a certificate, dated the Closing Date, of the Secretary of the Company attaching (i) a true and complete copy of the Company's charter, including all amendments thereto, as filed with the Secretary of State of the State of Nevada, (ii) a true and complete copy of the Company's bylaws in effect as of such date, (iii) a certificate of good standing with respect to the Company in the State of Nevada and (iv) resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Shares.

     (e) Shareholder Approval. The Company shall have either (i) obtained the approval of its shareholders at the Special Meeting with respect to the matters set forth in Section 5.1 hereof, or (ii) obtained the entry by the Bankruptcy Court of the Confirmation Order such that the purchase and sale of the Shares and the other matters contemplated herein may be consummated without approval of the Company's shareholders.

     (f) Exchange Offer. The Company shall have either (i) satisfied the Exchange Offer Condition and opted not to file the Bankruptcy Case, such that the Exchange Offer shall be consummated on the Closing

  Date or (ii) satisfied the Bankruptcy Condition and filed the Bankruptcy Case and the Confirmation Order shall have been entered by the Bankruptcy Court and shall not have been reversed, stayed, modified or amended in any material respect prior to Closing, such that the Prepackaged Plan shall be consummated on the Closing Date.

     (g) Registration Rights Agreement. Each Purchaser shall have received a copy of the Registration Rights Agreement, in the form of Exhibit B hereto but with such modifications thereto as may be set forth in the Confirmation Order, duly executed by the Company.

     (h) No Adverse Action or Decision. There shall be no action, suit, investigation or proceeding pending or, to the Company's knowledge, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights, before any court, arbitrator or administrative or governmental body that seeks to restrain, enjoin or prevent the consummation of any of the transactions contemplated by, this Agreement, declare unlawful any of the transactions contemplated hereby or cause such transactions to be rescinded.

     (i) Consents and Approvals. The Company shall have received all Consents and Approvals of all federal, state and local governmental authorities and third parties necessary for the issuance of the Shares by the Company and the consummation of the transactions contemplated hereby including, without limitation, its lenders.

     (j) Board of Directors. If the Purchaser Representative shall have requested at least five Business Days prior to the Closing Date, then effective as of the Closing Date, the Company shall have increased the size of its Board of Directors or exercised its best efforts to secure the resignations of such number of directors as is necessary to enable three nominees designated by the Purchaser Representative to be appointed to the Company's five member Board of Directors or such other number so as to ensure that a majority of the members are nominees of the Purchasers. Such directors shall serve until the next annual meeting of shareholders of the Company, unless otherwise provided in the Company's charter or bylaws, or until their earlier resignation or removal.

     (k) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Material Adverse Change.

     (l) New Banking Arrangements. The Company shall have entered into new banking arrangements with its current domestic lenders or other lenders to restructure its domestic indebtedness to provide for interest at the prime rate; semi-annual borrowing base redeterminations; a maturity not before July 1, 2002; a borrowing base, when combined with the borrowing base under arrangements with its other lenders, including its Canadian lenders, of not less than $36 million in the aggregate for the Company and its Subsidiaries ($40 million if the sale of assets to ANR Production Company referred to in the Company Disclosure Letter is not consummated); and such other terms as may be satisfactory to the Purchaser Representative.

   Section 6.2. Company's Conditions to Closing. The Company's obligations to sell the Shares hereunder is subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

     (a) Representations and Warranties. The representations and warranties contained in Section 3.2 hereof shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations or warranties expressly relate to an earlier date; and each Purchaser shall have delivered to the Company an Officer's Certificate, dated the Closing Date, to such effect.

     (b) Performance of Obligations. Each Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it on or before the Closing Date hereunder.

     (c) Purchase of Shares. The Purchasers shall have purchased and paid the Purchase Price for the Shares.

     (d) Fairness Opinion. The Company shall have received, prior to effectiveness of the SEC Filing Documents, the written "bring-down" of CIBC WM's previously delivered opinion as to the fairness from a financial point of view of the consideration to be received in connection with the transactions contemplated by this Agreement, and such opinion shall not have been withdrawn by CIBC WM.

     (e) Legal Opinion. The Company shall have received a legal opinion dated as of the Closing Date as to matters customarily addressed by legal opinions in connection with the issuance of the Shares, which opinion shall be in form and substance reasonably satisfactory to the Company.

     (f) Shareholder Approval. The Company shall have either (i) obtained the approval of its shareholders at the Special Meeting with respect to the matters set forth in Section 5.1 hereof, or (ii) obtained the entry by the Bankruptcy Court of the Confirmation Order such that the purchase and sale of the Shares and the other matters contemplated herein may be consummated without approval of the Company's shareholders.

     (g) Exchange Offer. The Company shall have either (i) satisfied the Exchange Offer Condition and opted not to file the Bankruptcy Case, such that the Exchange Offer shall be consummated on the Closing Date or (ii) satisfied the Bankruptcy Condition and filed the Bankruptcy Case and the Confirmation Order shall have been entered by the Bankruptcy Court and shall not have been reversed, stayed, modified or amended in any material respect prior to Closing, such that the Prepackaged Plan shall be consummated on the Closing Date.

     (h) No Adverse Action or Decision. There shall be no action, suit, investigation or proceeding pending or, to the Company's knowledge, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights, before any court, arbitrator or administrative or governmental body that seeks to restrain, enjoin or prevent the consummation of any of the transactions contemplated by, this Agreement, declare unlawful any of the transactions contemplated hereby or cause such transactions to be rescinded.

     (i) Consents and Approvals. The Company shall have received all Consents and Approvals of all federal, state and local governmental authorities and third parties necessary for the issuance of the Shares by the Company and the consummation of the transactions contemplated hereby including, without limitation, its lenders.

     (j) New Banking Arrangements. The Company shall have entered into new banking arrangements with its current domestic lenders or other lenders to restructure its domestic indebtedness to provide for interest at the prime rate; semi-annual borrowing base redeterminations; a maturity not before July 1, 2002; a borrowing base, when combined with the borrowing base under arrangements with its other lenders, including its Canadian lenders, of not less than $36 million in the aggregate for the Company and its Subsidiaries ($40 million if the sale of assets to ANR Production Company referred to in the Company Disclosure Letter is not consummated); and such other terms as may be satisfactory to the Purchaser Representative.

                                  ARTICLE VII

                                  TERMINATION

   Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of matters presented in connection with this Agreement by the shareholders of the Company:

     (a) by mutual written consent of the Purchaser Representative and the Company;

     (b) by either the Purchaser Representative or the Company if:

       (i) the transactions contemplated by this Agreement shall not have been consummated on or before February 29, 2000, unless the failure to consummate the transaction contemplated by this Agreement is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

       (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement or the Prepackaged Plan shall have become final and nonappealable;

     (c) by the Purchaser Representative if any of the conditions set forth in Section 6.1 hereto have not been satisfied or waived by the Purchaser Representative by the Closing Date;

     (d) by the Company if any of the conditions set forth in Section 6.2 have not been satisfied or waived by the Company by the Closing Date;

     (e) by the Company to the extent permitted under Section 5.4 hereof; and

     (f) by the Company, to allow the Company to respond to any involuntary proceeding, concerning the reorganization, liquidation or dissolution or recapitalization of the Company other than in connection with the Bankruptcy Case.

   Section 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or the Purchaser Representative pursuant to
Section 7.1 above, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Purchasers or the Company, except as set forth in Article IX below.

                                  ARTICLE VIII

                     REMEDIES FOR BREACH OF THIS AGREEMENT

   Section 8.1. No Survival. All of the representations and warranties set forth in this Agreement shall terminate and cease to be of further force and effect as of the Closing. The covenants and other agreements set forth herein shall survive the Closing to the extent such covenants or agreements specifically are to be performed after the Closing Date.

   Section 8.2. Indemnification of Purchasers. Subject to the provisions of this Article VIII, the Company agrees to indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Purchaser Indemnified Costs.

   Section 8.3. Indemnification of Company. Subject to the provisions of this
Article VIII, each Purchaser agrees to indemnify and hold harmless the Company Indemnified Parties from and against any and all Company Indemnified Costs.

   Section 8.4. Defense of Third-Party Claims. Any party entitled to be indemnified hereunder (an "Indemnified Party") shall give prompt written notice to any person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Section 8.4 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

     (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys' fees of one counsel (provided that if any such third-party action is brought in a jurisdiction other than Texas, the Indemnifying Party shall also pay the attorney's fees of one local counsel) to the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) counsel to the Indemnified Party shall have reasonably concluded that there may be defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iv) counsel to the Indemnified Party and the Indemnifying Party shall have advised their respective clients in writing, with a copy delivered to the other party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel), or (v) the third-party action is a proceeding brought by a security holder of the Company (in such security holder's name or derivatively on behalf of the Company) in respect of the transactions contemplated by this Agreement;

     (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party, which approval shall not be unreasonably withheld, before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment would have a material adverse effect on its business;

     (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

     (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld.

   The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article VIII and, in connection therewith, shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested.

   Section 8.5. Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.4 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

                                   ARTICLE IX

                               FEES AND EXPENSES

   Section 9.1. Commitment Fee. Concurrently with the Closing of the transactions contemplated hereby, the Company shall pay a commitment fee in the aggregate amount of $1,600,000, $600,000 of which shall be paid in cash to the Purchaser Representative and the remaining $1,000,000 of which shall be paid in shares of Common Stock of the Company valued at $0.47 per share, or 2,127,660 shares in the aggregate, to the Purchasers (pro rata based on their respective allocable share of the Shares as provided in Section 2.1). Prior to issuance of such shares, the Purchaser Representative shall make, with respect to itself, the representations contained in Section 3.2. If the Closing shall not occur for any reason, no commitment fee shall be payable.

   Section 9.2. Termination Fee. To compensate the Purchasers for entering into this Agreement and for their time invested herein and the foregoing of other opportunities, the parties agree as follows:

     (a) provided that the Purchasers shall not be in breach of their obligations under this Agreement, in the event the Company terminates this Agreement in accordance with Section 5.4 hereof, the Company shall pay to the Purchaser Representative, contemporaneously with the giving of notice of such termination, a termination fee of $1,500,000;

     (b) provided that the Purchasers shall not be in breach of their obligations under this Agreement, in the event this Agreement is terminated and the transactions contemplated herein are not consummated due to (i) the failure of the Company to satisfy the Exchange Offer Condition or the Bankruptcy Condition, (ii) the failure of the Company's shareholders to approve the matters set forth in Section 5.1 hereof and the failure of the Bankruptcy Court to enter a Confirmation Order such that the transactions contemplated hereby may be consummated without approval of such shareholders or (iii) failure of the Bankruptcy Court to confirm the Prepackaged Plan, the Company shall pay to the Purchaser Representative, no later than two Business Days after the date of such termination, a termination fee of $500,000, which fee may be paid in cash or in the form of 1,063,829 shares of Common Stock (or in any combination of cash and Common Stock, with shares of Common Stock valued at $0.47 per share), at the option of the Company; and

     (c) the termination fees set forth in subsections (a) and (b) above are mutually exclusive. Under no circumstances will the Purchasers be entitled to receive more than one termination fee, if any.

   Section 9.3. Reimbursement of Expenses. The Company agrees that whether or not the transactions contemplated hereby are consummated, it shall pay, in accordance with that certain expense reimbursement letter agreement dated as of June 18, 1999 (which letter supersedes the expense reimbursement letter agreement dated May 18, 1999), all reasonable and documented out-of-pocket third party expenses of the Purchaser Representative arising in connection with the transactions and other agreements and instruments contemplated by this Agreement, including reasonable fees and expenses of counsel incurred in connection with the preparation and negotiation of this Agreement and any other agreement or instrument to be executed and delivered in connection herewith; provided, however, that the maximum amount payable by the Company under this
Section 9.3 and such letter agreement shall not exceed $282,000 in the aggregate.

                                   ARTICLE X

                                 MISCELLANEOUS

   Section 10.1. Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with the transaction contemplated by this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   Section 10.2. Extension; Waiver. At any time prior to the Closing Date, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

   Section 10.3. Assignment. Without the prior written consent of the affected party, this Agreement shall not be assigned by operation of law or otherwise before the Closing Date, and any attempt at assignment shall be void.

   Section 10.4. Successors and Assigns; No Third Party. All covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto and, to the extent provided in this Agreement, to the benefit of any future holders of any Common Stock. Subject to the foregoing and except as provided in Article VIII, nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

   Section 10.5. Notices. All communications provided for hereunder shall be sent by registered or certified mail or overnight courier or personally delivered and, if to the Purchasers or the Purchaser Representative, to the following: c/o EnCap Investments L.L.C., 1100 Louisiana, Suite 3150, Houston, Texas 77002, Attention: Robert L. Zorich, with a copy to Thompson & Knight, 1700 Chase Tower, 600 Travis Street, Houston, Texas 77002, Attention: Michael
K. Pierce; if to the Company, addressed to it at Southern Mineral Corporation, 1201 Louisiana, Suite 3350, Houston, Texas 77002, Attention: Steven H. Mikel, with a copy to King & Spalding, 1100 Louisiana, Suite 3300, Houston, Texas 77002, Attention: Christine B. LaFollette, or to such other address with respect to any party as such party shall notify the other in writing. Five Business Days after the date of such mailing or one Business Day after sending via overnight courier or personal delivery, such communication shall be deemed to have been received.

   Section 10.6. Descriptive Headings. The descriptive headings used in this Agreement are inserted for convenience only and do not constitute a part of this Agreement, and shall not affect the construction or interpretation thereof.

   Section 10.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Texas without giving effect to the choice of law or conflicts principles thereof.

   Section 10.8. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

   Section 10.9. Severability. Any provisions of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

   Section 10.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute a single agreement.

   Section 10.11. Disclosure Letter. The Company shall have the right to revise and update the Company Disclosure Letter from time to time prior to the Closing with respect to the representations and warranties set forth in Section 3.1 hereof to correct any inaccuracies or reflect any subsequent events; provided, however, that for purposes of determining whether the condition precedent set forth in Section 6.1(a) hereof has been satisfied, the Company Disclosure Letter shall be deemed to include only those disclosures set forth therein as of the date of original delivery thereof in connection with the execution of this Agreement, notwithstanding any subsequent amendment, modification or supplement to such Company Disclosure Letter as so originally delivered.

   Section 10.12. Consent to Jurisdiction; Waiver of Jury Trial.

     (a) Except as to matters relating to the Bankruptcy Case, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Houston, Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

     (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature specified in subsection (a) above in any manner specified by law to the applicable party at the address listed in Section 10.5 hereof.

     (c) Furthermore, all parties hereto waive any and all rights to have a jury resolve or otherwise preside, in whole or in part, over any dispute or proceeding involving any of the parties hereto and regarding (i) this Agreement, (ii) the documents required hereby, or (iii) any of the transactions contemplated hereby or thereby.

   Section 10.13. DTPA Waiver. EACH PURCHASER HEREBY REPRESENTS AND ACKNOWLEDGES THAT IT IS A "BUSINESS CONSUMER" FOR THE PURPOSES OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT (SUBCHAPTER E OF CHAPTER 17 OF THE TEXAS BUSINESS AND COMMERCE CODE), THAT IT EITHER HAS ASSETS OF $25,000,000 OR MORE OR IS OWNED OR CONTROLLED BY A CORPORATION OR ENTITY WITH ASSETS OF $25,000,000 OR MORE (AS REFLECTED IN ITS MOST RECENT FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH GAAP), THAT IT HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND BY THE RELATED AGREEMENTS, THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN ENTERING INTO THIS AGREEMENT AND THE RELATED AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE PARTIES TO AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND ANY AGREEMENTS RELATED HERETO. EACH PURCHASER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT (OTHER THAN SECTION 17.555 THEREOF), AS FROM TIME TO TIME AMENDED.

   Section 10.14. Disclaimer of Warranties. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT THE COMPANY IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, AND THAT SUCH REPRESENTATIONS AND WARRANTIES SHALL TERMINATE AND CEASE TO BE OF EFFECT AS OF THE CLOSING. THE PARTIES UNDERSTAND AND AGREE THAT THE PURCHASERS TAKE THE SHARES AND THE BUSINESS "AS IS" AND "WHERE IS". WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUT EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY HEREBY (A) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (i) THE TITLE TO OR CONDITION OF THE COMPANY'S PROPERTIES OR ASSETS (INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), (ii) ANY INFRINGEMENT BY THE COMPANY OR THE SUBSIDIARIES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; OR (iii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO THE PURCHASERS BY OR ON BEHALF OF THE COMPANY (INCLUDING, BUT NOT LIMITED TO, INFORMATION, DATA OR OTHER MATERIALS REGARDING THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, PRESENT OR PAST PRODUCTION RATES, AND THE ABILITY OF THE COMPANY AND THE SUBSIDIARIES TO SELL OIL OR GAS PRODUCTION AFTER CLOSING; AND (B) NEGATES ANY RIGHTS OF THE PURCHASERS UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY THE PURCHASERS FOR DAMAGES BECAUSE OF REDHIBITORY VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF THE COMPANY AND THE PURCHASERS

THAT THE INTERESTS IN THE BUSINESS AND PROPERTIES REPRESENTED BY THE SHARES ARE TO BE ACCEPTED BY THE PURCHASERS IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

   Section 10.15. Liability of Purchasers. Except pursuant to Section 2.1 hereof, the liability of each Purchaser with respect to the agreements, covenants, representations and warranties of the Purchasers contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto shall be to the extent such agreements, covenants, representations or warranties applies to itself and not with respect to any other Purchaser.

   Section 10.16. Interpretation. For purposes of this Agreement, the term "best knowledge" of a party shall mean the actual knowledge after due inquiry of the executive officers of such party, and the term "best efforts" means efforts that are in accordance with reasonable commercial practices without incurrence of material expense in the context of the particular undertaking contemplated. Notwithstanding the foregoing, the "best knowledge" qualifiers contained in Section 3.1(r) hereof shall apply only to the Company's non-operated properties other than Big Escambia Creek. The "best knowledge" qualifier shall not apply to the representations in such Section with respect to Big Escambia Creek or properties operated by the Company directly.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                          SOUTHERN MINERAL CORPORATION

                                          By: /s/ STEVEN H. MIKEL
                                             ----------------------------------
                                          Name: Steven H. Mikel
                                          Title: President

                                          ENERGY CAPITAL INVESTMENT
                                           COMPANY PLC

                                          By: /s/ GARY R. PETERSEN
                                             ----------------------------------
                                          Name: Gary R. Petersen
                                          Title: Director

                                          ENCAP ENERGY CAPITAL FUND III, L.P.
                                           By EnCap Investments L.L.C., its
                                            General Partner

                                          By: /s/ D. MARTIN PHILLIPS
                                             ----------------------------------
                                          Name: D. Martin Phillips
                                          Title: Managing Director

                                          ENCAP ENERGY CAPITAL FUND III-B,
                                           L.P.
                                           By EnCap Investments L.L.C., its
                                            General Partner

                                          By: /s/ D. MARTIN PHILLIPS
                                             ----------------------------------
                                          Name: D. Martin Phillips
                                          Title: Managing Director

                                          BOCP ENERGY PARTNERS, L.P.
                                           By EnCap Investments L.L.C., its
                                            Manager

                                          By: /s/ D. MARTIN PHILLIPS
                                             ----------------------------------
                                          Name: D. Martin Phillips
                                          Title: Managing Director

                                   SCHEDULE I

                    Allocation of Shares and Purchase Price

Energy Capital Investment Company PLC
   Number of Shares: 6,574,468
   Purchase Price: $3,090,000

EnCap Energy Capital Fund III, L.P.
   Number of Shares: 18,618,455
   Purchase Price: $8,750,674

EnCap Energy Capital Fund III-B, L.P.
   Number of Shares: 14,081,152
   Purchase Price: $6,618,141

BOCP Energy Partners, L.P.
   Number of Shares: 4,555,712
   Purchase Price: $2,141,185